Exhibit 10.5

June 1, 2004

Mr. Ron Doornink

872 9th Street

Manhattan Beach, CA 90266

Re: Employment Agreement Amendment

Dear Ron:

The purpose of this letter is to confirm certain agreements we have reached with regard to your title and responsibilities with the company.  We refer to your Employment Agreement dated as of July 22, 2002, as amended as of February 27, 2003 and as supplemented by letter dated July 23, 2002 (collectively, the “Employment Agreement”).  Capitalized terms used in this letter have the meanings set forth in the Employment Agreement.  This letter supplements and amends the Employment Agreement. To the extent any provisions of this letter conflict with or differ from the provisions of the Employment Agreement, this letter will be controlling.

1.  The Employment Agreement provides that we will mutually agree on or before October 31, 2004 what your title and responsibilities will be commencing April 1, 2005 through March 31, 2006.  Notwithstanding anything to the contrary contained in Paragraph 3 of the Employment Agreement, this is to confirm that we have agreed that you will continue in your current positions as President of Activision, Inc. (“Activision”) and as Chief Executive Officer of Activision Publishing, Inc. (“Activision Publishing”) through December 31, 2005.  Thereafter, even though we agree that effective as of December 31, 2005, you will no longer serve as President of Activision and Chief Executive Officer of Activision Publishing, the Employment Period (as defined in the Employment Agreement) shall nevertheless continue through June 30, 2007 and you will continue to perform your duties and responsibilities as an employee of Employer, serving at the direction and subject to the management of Employer and Activision, performing such executive advisory and other related services as Employer, Activision or any of their related or affiliated entities or divisions may reasonably request (“transitional employment services”).  The period from January 1, 2006 to June 30, 2007 shall be referred to as “transitional employment period” and the definition of the term “Expiration Date” shall be amended to mean June 30, 2007.

2.  Paragraph 11 of the Employment Agreement is deleted and the phrase “11.  Intentionally omitted.” is substituted in its stead.  The last two sentences of Paragraph 3 (which were added by amendment) and the last sentence of Paragraph 9(d)(iii) of the Employment Agreement are deleted.

3.  You and we have agreed to the following further modifications of the terms and conditions of the employment arrangement, as follows:

(a) During the transitional employment period, you shall be required to provide no less than 20 hours per month in services in accordance with directions received from the management and Board of Directors of Employer, Activision or any of their related or affiliated entities or divisions.  You have offered, and we have agreed, that at the reasonable request of Employer you will devote more than the 20 hours per month currently contemplated to support the internal succession and transition plan currently being contemplated by Employer and Activision.  We have discussed, for example, your willingness to assist beyond the 20 hours per month if there were a major business/organizational issue, a large acquisition or another significant event where management could use your experience and knowledge.

(b) If the internal succession and transition plan currently being contemplated by Employer and Activision is ultimately not adopted and implemented by Employer and Activision and as a result a new CEO/President is appointed prior to December 31, 2005, you and Employer/Activision will work together in good faith to develop and implement a transition plan which may provide for you to begin the transitional employment services before January 1, 2006.  If your reduced role begins early for this reason, you would commit to provide the 20 hours per month as set forth in the Employment Agreement with no change in compensation for the applicable period from what is set forth in the Employment Agreement as amended by this letter agreement - specifically, you would receive your full time equivalent compensation through March 31, 2006 and compensation at the reduced level provided with regard to the transitional employment period thereafter through the Expiration Date.

(c) If the internal succession and transition plan currently being contemplated by Employer and Activision changes and Employer/Activision does not appoint a new CEO/President prior to December 31, 2005, you have agreed to consider in good faith during the balance of the Employment Period (including during the transitional employment period) assisting in transition and similar matters that may require more than 20 hours per month depending on the circumstances at the time, if reasonably requested by Employer.  We would expect that this could arise in circumstances similar to those described in paragraph (a), above.

3.  During the transitional employment period, you will continue to be an employee of Employer, you will maintain an office at Employer’s principal business location and you will be subject to Employer’s internal rules, policies and procedures applicable to employees of Employer, including without limitation, payroll payment schedule, withholding, employment benefits, code of conduct and confidentiality.  All your stock option awards will continue to vest in accordance with their existing terms.

4.  In connection with the extension of your existing positions with Employer and Activision, Employer has increased your base salary for the current fiscal year to $550,000, has increased certain bonus caps and has increased your target bonus potential to 100% of your base salary for fiscal 2005.  This also is to confirm that your base salary next fiscal year - beginning April 1, 2005 - will be fixed at 110% of current base salary.   Your base salary during the transitional employment period shall be $250,000 per annum.  In addition, Employer has agreed to award you a special option grant to purchase 50,000 shares at an exercise price of $14.75.  The option will vest and become exercisable in one-third increments, with the first one third vesting and becoming exercisable on April 1, 2005, the second one third on April 1, 2006 and the final one third on April 1, 2007.

5.  Except as modified or supplemented by this letter, your Employment Agreement remains in full force and effect.

Please sign the enclosed copies of this letter and return one of them to us to confirm your acceptance and agreement to the foregoing.

ACTIVISION PUBLISHING, INC.

	By:	/s/ Brian G. Kelly
Brian G. Kelly

Accepted and Agreed:

/s/ Ronald Doornink
Ron Doornink